Exhibit 99.1

Press Release

National MENTOR Holdings, Inc. Announces

Second Quarter 2006 Results

BOSTON, Massachusetts, May 15, 2006 – National MENTOR Holdings, Inc. today announced financial results for the second quarter ended March 31, 2006.

National MENTOR Holdings, Inc., which markets its services under the name The MENTOR Network, is a leading provider of home and community-based human services for individuals with mental retardation and other developmental disabilities, at-risk youth and their families and persons with acquired brain injury. The MENTOR Network’s customized services offer its clients, as well as the payors of these services, an attractive, cost-effective alternative to human services provided in large, institutional settings. As of March 31, 2006, the Network provided services to clients in 32 states.

Revenues for the second quarter ended March 31, 2006 were $191.5 million, an increase of $20.2 million, or 11.8%, over revenues for the second quarter ended March 31, 2005. EBITDA for the second quarter of fiscal 2006 was $19.3 million, an increase of $1.4 million, or 7.9%, compared to EBITDA for the second quarter of fiscal 2005. Approximately $10.9 million of the revenue increase in the second quarter was related to several acquisitions that closed after March 31, 2005. The remaining increase was due to growth in census across the company’s existing service lines. The increase in second quarter EBITDA was primarily due to the increase in revenue noted above, offset by costs associated with the transaction noted below of $0.6 million in the second quarter of fiscal 2006. These costs primarily consist of professional fees related to the Company’s pending merger.

Revenues for the six months ended March 31, 2006 were $375.8 million, an increase of $35.7 million, or 10.5% over revenues for the six months ended March 31, 2005. EBITDA for the six months ended March 31, 2006 was $38.5 million, an increase of $1.9 million, or 5.3% compared to EBITDA over the same period in 2005. Approximately $16.7 million of the revenue increase was related to several acquisitions that closed after March 31, 2005. The remaining increase was due to growth in census across the company’s existing service lines. The increase in EBITDA was primarily due to the increase in revenue noted above, offset by costs associated with the transaction noted below of $0.6 million in the six months ended March 31, 2006. In addition, EBITDA for the six months ended March 31, 2005 included a $1.0 million benefit from a change in vacation policy.

On March 22, 2006, National Mentor Holdings, Inc. (the “Company”) entered into an agreement and plan of merger (the “Merger Agreement”) with NMH Holdings, LLC (“Purchaser”) and NMH Mergersub, Inc., a wholly-owned subsidiary of Purchaser. Purchaser is owned by NMH Investments, LLC, the sole member of which is Vestar Capital Partners V, L.P. The Merger Agreement has been approved by the Company’s stockholders and the merger is currently expected to close in June of 2006.

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The reported results are available on the company’s investor relations web site at www.tmnfinancials.com. The user name “thenetwork” and the password “report” are required in order to access this site.

This press release includes presentations of EBITDA on a historical basis because it is the basis upon which management assesses financial performance. EBITDA does not represent and should not be considered an alternative to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States (GAAP). A reconciliation of net income to EBITDA is presented in the table below. While EBITDA is frequently used as a measure of operating performance and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the method of calculation.

Selected Financial Highlights

($ in thousands)

(Unaudited)

	National MENTOR Holdings, Inc.
	Three months ended March 31,		Six months ended March 31,
	2006	2005	2006	2005
Income Statement Data:
Net revenues	$191,464	$171,299	$375,805	$340,127
Cost of revenues	145,894	130,256	285,007	257,993
Gross profit	45,570	41,043	90,798	82,134
General and administrative expenses	25,542	23,124	51,462	45,406
Depreciation and amortization	5,633	5,271	11,079	10,621
Transaction costs	599	—	599	—
Income from operations	13,796	12,648	27,658	26,107
Management fee of related party	(72)	(77)	(135)	(139)
Other income (expense), net	(54)	43	(58)	32
Interest income	216	33	449	219
Interest expense	(7,855)	(6,749)	(14,964)	(16,367)
Income before provision for income taxes	6,031	5,898	12,950	9,852
Provision for income taxes	2,584	2,536	5,491	4,236
Net income	$3,447	$3,362	$7,459	$5,616

	March 31,	September 30,
	2006	2005
Balance Sheet Data: (at end of period):
Cash and cash equivalents	$29,575	$29,307
Working capital(1)	56,127	49,190
Total assets	455,666	449,438
Long-term debt	317,125	319,430
Stockholders’ equity	42,672	36,310

	Three months ended March 31,		Six months ended March 31,
	2006	2005	2006	2005
Other Financial Data:
Cash flows provided by (used in)(2):
Operating activities			24,384	6,722
Investing activities			(14,710)	(6,105)
Financing activities			(9,406)	(8,114)
Capital expenditures			(6,214)	(6,211)

Program rent expense(3)	4,226	3,186	8,164	6,239
EBITDA(4)	19,303	17,885	38,544	36,621

Reconciliation of Non-GAAP Financial Measures

($ in thousands)

(Unaudited)

Reconciliation from Net Income to EBITDA

	Three months ended March 31,		Six months ended March 31,
	2006	2005	2006	2005
Net income	$3,447	$3,362	$7,459	$5,616
Provision for income taxes	2,584	2,536	5,491	4,236
Interest income	(216)	(33)	(449)	(219)
Interest expense	7,855	6,749	14,964	16,367
Depreciation and amortization	5,633	5,271	11,079	10,621
EBITDA(4)	$19,303	$17,885	$38,544	$36,621

(1)	Working capital is calculated as current assets minus current liabilities.
(2)	Consistent with the quarterly report, quarterly cash flow data is not provided.
(3)	Program rent expense is defined as lease expenses related to buildings directly utilized in providing services to clients.
(4)	EBITDA represents income before interest expense and interest income, taxes, depreciation and amortization.

CONTACT: Dwight Robson at 617-790-4293 or dwight.robson@thementornetwork.com.

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